UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/11/2005

SIZELER PROPERTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-09349

MD	72-1082589
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2542 Williams Blvd., Kenner, LA 70062
(Address of Principal Executive Offices, Including Zip Code)

504-471-6271
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On May 11, 2005, Sizeler Property Investors, Inc. (the "Company") and Guy M. Cheramie, Chief Financial Officer of the Company, entered into a Change in Control Agreement (the "Agreement"). Mr. Cheramie was appointed Chief Financial Officer on January 11, 2005, having been an employee of the Company in various other capacities for approximately 10 years.

Pursuant to this Agreement, if, within 24 months of a change in control, either the Company terminates Mr. Cheramie's employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or Mr. Cheramie resigns because of certain changes in the circumstances of his employment (including the assignment of duties inconsistent with his prior position; reduction in salary; or relocation), Mr. Cheramie is entitled to three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, and (iii) the amount the Company would have contributed for Mr. Cheramie for a year under its defined contribution plan. In addition, Mr. Cheramie is entitled to a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000. The Agreement provides that if the receipt of benefits in connection with a change in control would subject Mr. Cheramie to excise tax under section 280G of the Code, then he will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

Under this Agreement, "change in control" is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 25% or more of the Company's common stock; or the election of a member of the board whose nomination or election was not approved by a majority of the members of the board who were members of the board on the date of the agreement or whose election to the board was previously so approved; or a merger or similar transaction after which the Company's stockholders hold 50% or less of the voting securities in the resulting entity.

The terms of this Agreement are identical to the terms of the change in control agreement the Company had entered into with its former chief financial officer and to the change in control provisions in the severance agreements the Company has entered into with its other executive officers, the majority of which agreements have been in place since the mid-1990s and were amended in 2000.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Also on May 11, 2005, the Company and Mr. Cheramie entered into an agreement (the "Amendment") to amend the Nonelective Deferred Compensation Agreement they had entered into effective January 1, 2005. The Amendment deletes from the Nonelective Deferred Compensation Agreement a provision for an excise tax gross up under section 280G of the Code that was made redundant by the Change in Control Agreement.

A copy of the Amendment is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a meeting of the Company's Board of Directors held on May 11, 2005, the directors elected Mark M. Tanz as a new board member for a term ending at the 2007 annual meeting of directors. Mr. Tanz is an independent director (as defined under the listing standards of the New York Stock Exchange) and will serve on the Company's Nominating/Corporate Governance Committee. Any additional committee assignments for Mr. Tanz have not yet been determined. There are no arrangements or understandings between Mr. Tanz and any other persons pursuant to which Mr. Tanz was selected as a director. Since the beginning of the Company's last fiscal year, Mr. Tanz has had no direct or indirect interest in any transaction to which the Company was a party. Mr. Tanz currently owns 1,201,642 shares of common stock of the Company.

Item 9.01.    Financial Statements and Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

10.1        Change in Control Agreement between Sizeler Property Investors, Inc. and Guy M. Cheramie dated as of May 11, 2005.
10.2        Amendment to Nonelective Deferred Compensation Agreement between Sizeler Property Investors, Inc. and Guy M. Cheramie.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SIZELER PROPERTY INVESTORS, INC.

Date: May 16, 2005.	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Change in Control Agreement between Sizeler Property Investors, Inc. and Guy M. Cheramie dated as of May 11, 2005.
EX-10.2	Amendment to Nonelective Deferred Compensation Agreement between Sizeler Property Investors, Inc. and Guy M. Cheramie.